UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 6, 2004

GOODRICH CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	1-892	34-0252680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217
(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (704) 423-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

     (a) On December 6, 2004, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Goodrich Corporation (“Goodrich”) approved awards of restricted stock units, stock options and performance units to Goodrich executives pursuant to the Goodrich Corporation 2001 Stock Option Plan (the “Plan”). In addition, the Committee recommended that the Board approve awards of restricted stock units, stock options and performance units pursuant to the Plan for Marshall O. Larsen, Goodrich’s Chairman, President and Chief Executive Officer. The awards for Mr. Larsen were approved by the Board on December 7, 2004.

     The following table sets forth the number of restricted stock units, stock options and performance units awarded to Goodrich’s executive officers:

	Restricted	Stock	Performance
Name	Stock Units	Options	Units
Marshall O. Larsen	35,500	80,000	26,500
Terrence G. Linnert	11,000	25,000	8,250
Ulrich Schmidt	11,600	26,100	8,700
Stephen R. Huggins	6,300	14,200	4,800
Jerry S. Lee	7,000	15,800	5,300
John J. Carmola	9,850	22,200	7,400
Cynthia M. Egnotovich	8,900	20,000	6,750
John J. Grisik	11,600	26,100	8,700
Scott E. Kuechle	5,000	10,000	3,500

     Restricted Stock Units. The restricted stock units (“RSUs”) will be issued on January 3, 2005, assuming that Adjusted ROIC (as defined below) for 2004 meets or exceeds a specified threshold level. The Committee has made a preliminary determination that the specified threshold level will be exceeded.

     The RSUs are subject to the terms of the Plan and will vest 50% at the end of the third year, 25% at the end of the fourth year, and the remaining 25% at the end of the fifth year, subject to forfeiture in the event of termination of employment for reasons other than retirement, disability or death. The RSUs provide for accelerated vesting upon a Change in Control (as defined in the Plan), and for accelerated or continued vesting upon death, disability, or termination of employment at retirement age. Upon vesting, an employee will be entitled to receive one share of Goodrich common stock for each RSU held by such employee. Cash dividend equivalents will be paid with respect to the RSUs each quarter.

     Stock Options. The stock options will be issued on January 3, 2005 and will have an exercise price equal to the fair market value (as defined in the Plan) of Goodrich common stock on such date. The stock options will be nonqualified stock options and will vest one-third at the end of the first year, one-third at the end of the second year and the remaining one-third at the end of the third year, and will have an expiration date that is ten years after the date of grant. The stock options are subject to forfeiture in the event of termination of employment, in each case as specified in the related award agreements. The stock options provide for accelerated vesting in the event of a Change of Control (as defined in the Plan).

     Performance Units. The performance units (“Units”) will be issued on January 3, 2005 and will have a performance period of three years, commencing January 1, 2005 and ending December 31, 2007. During the performance period, dividend equivalents will accrue on the Units and be credited to each participant’s account in the form of additional Units at the same time and in the same amount as actual dividend payments on Goodrich common stock. Unitholders will be entitled to a payout at the end of the performance period only if the threshold performance standard is met. The number of Units to be used in the calculation of the payout will range from 0% to 200% of the total Units in a participant’s account (including shares credited through dividend equivalents), based on the level of performance against the performance measures. Payouts, if any, at the end of the three-year performance period will be made in cash, less amounts necessary to satisfy applicable withholding taxes. In the event of retirement, disability or death or Change in Control (as defined in the Plan), a participant (or his or her estate) will be entitled to a specified portion of the payout, if any, of the Units, as set forth in the terms and conditions of the Unit award agreement.

     The two equally-weighted performance measures for the Units will be Relative Total Shareholder Return, which measures Goodrich stock performance against a peer group of aerospace companies, and Return on Invested Capital, defined as net income excluding special items, divided by the average invested capital (“Adjusted ROIC”). The term “special items” includes merger-related and consolidation costs, certain gains and losses on the sale of businesses, results of discontinued operations, cumulative effect of change in accounting, asset impairment charges and other restructuring costs. The Committee is expected to approve the specific target, threshold and maximum performance levels for each performance measure in the first quarter of 2005.

     (b) On December 7, 2004, the Board approved a redesign of Goodrich’s Directors’ Deferred Compensation Plan and Directors’ Phantom Share Plan. The redesign applies to amounts deferred under these plans after January 4, 2005. The Board approved expanding the investment options available under the Directors’ Deferred Compensation Plan by providing that annual retainer fees and meetings fees may be deferred into a cash deferral account, which earns interest at the prime rate. The Board also approved an increase in the value of the annual phantom share awards under the Directors’ Phantom Share Plan from $50,000 to $60,000 and eliminated the vesting requirements for those awards. With respect to both plans, the Board approved expanding the distribution options under the plans by providing that amounts may be paid out following termination of service as a Director in a single payment, five annual installments or ten annual installments.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRICH CORPORATION (Registrant)
Date: December 10, 2004	By:	/s/ Kenneth L. Wagner
Kenneth L. Wagner
Assistant Secretary

5